Exhibit 4.12

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS NOTE IS FURTHER SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER CONTAINED HEREIN.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 9, 2004 AMONG WELSH, CARSON, ANDERSON & STOWE VIII, L.P., THE SEVERAL OTHER ENTITIES AND INDIVIDUALS AFFILIATED WITH WCAS VIII LISTED UNDER “WCAS AFFILIATES” ON THE SIGNATURE PAGES ATTACHED TO THE SUBORDINATION AGREEMENT, EACH OF THE ENTITIES LISTED UNDER “CONSTELLATION PURCHASERS” ON THE SIGNATURE PAGES ATTACHED TO THE SUBORDINATION AGREEMENT, EACH OF THE ENTITIES LISTED UNDER “OAK HILL PURCHASERS” ON THE SIGNATURE PAGES ATTACHED TO THE SUBORDINATION AGREEMENT, SAVVIS COMMUNICATION CORPORATION, A MISSOURI CORPORATION (“SAVVIS MISSOURI”), SAVVIS COMMUNICATION CORPORATION, A DELAWARE CORPORATION (THE “CORPORATION”) AND GENERAL ELECTRIC CAPITAL CORPORATION (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY SAVVIS MISSOURI PURSUANT TO THAT CERTAIN MASTER LEASE AGREEMENT DATED AS OF MARCH 8, 2002 AMONG SAVVIS MISSOURI, THE CORPORATION, AGENT AND THE LESSORS FROM TIME TO TIME PARTY THERETO, AS SUCH MASTER LEASE AGREEMENT HAS BEEN AND THEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE, THE AMOUNT OF ORIGINAL DISCOUNT AND THE PER ANNUM YIELD TO MATURITY WILL BE AGREED UPON BY WELSH, CARSON, ANDERSON & STOWE VIII, L.P. AND THE CORPORATION AS PROVIDED IN THE PURCHASE AGREEMENT.

SAVVIS COMMUNICATIONS CORPORATION

Series A Subordinated Note

Registered S-01	New York, New York
$	February , 2004

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), for value received, hereby promises to pay                  or any permitted transferee (the “Holder”), the principal sum of

dollars ($            ), in a single installment on January 30, 2009 (the “Maturity Date”), or the next preceding Business Day (as defined below) with interest (computed on the basis of a 365-day year for the actual number of days lapsed) from the date hereof on the unpaid principal amount hereof. Such interest shall accrue at the rate of (a) 12.5% per annum until the date that is 360 days from February 9, 2004 and (b) 15% per annum thereafter, in each case, payable on each June 30 and December 31, beginning on June 30, 2004, (each such day being an “Interest Payment Date”), by the issuance of an additional Note or Notes (each a “PIK Note”) by the Corporation in favor of the Holder, in substantially the form hereof, in a principal amount equal to the interest payable to such holder on such Interest Payment Date, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the lesser of (x) 20% per annum and (y) the highest rate permitted by applicable law on any overdue principal amount. Delivery of any PIK Notes shall be made by the Corporation to the Holder within five Business Days of an applicable Interest Payment Date.

The payment of principal and interest on this Note shall be in such currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

If for any reason one or more PIK Notes shall not be delivered in accordance herewith, interest on the unpaid principal of each PIK Note shall accrue from the Interest Payment Date in respect of which such PIK Note should have been issued until repayment in cash of the principal and payment in cash of all accrued interest in full or delivery of the applicable PIK Note. Interest shall accrue on this Note such that the aggregate interest due and payable on the Maturity Date and on each Interest Payment Date would be the same as if all PIK Notes not issued had been issued in accordance with the terms of this Note, and the principal payable on the Maturity Date with respect to this Note shall be an amount equal to the sum of the principal outstanding hereunder and the aggregate principal which would be outstanding if the PIK Notes not issued had been issued in accordance with the terms of this Note.

For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

1. Notes. This Note is issued pursuant to the Amended and Restated Securities Purchase Agreement, dated as of February 9, 2004 (the “Purchase Agreement”), by and among the Corporation and the purchaser parties thereto, providing for, among other things, the issuance of Series A Subordinated Notes (such Series A Subordinated Notes (including the PIK Notes) are referred to herein collectively as the “Notes”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.

2. Transfer or Exchange of Notes. The Corporation shall keep at its office or agency maintained as provided in subsection (a) of Section 9 a register in which the Corporation shall provide for the registration of Notes and for the registration of transfer and exchange of Notes. The holder of this Note may, at its option, and either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Corporation maintained as provided in subsection (a) of Section 9, and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefore a Note or Notes in such denomination or denominations as such holder may request (but in any event in denominations of not less than $1,000 principal amount), dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Corporation, duly executed by the holder of such Note or his attorney, duly authorized in writing. Every Note so made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms as this Note. No transfer or exchange of any Note shall be valid unless made in the foregoing manner at such office or agency. Notwithstanding anything to the contrary contained herein, this Note may not be transferred by the Holder (other than to a parent, subsidiary, successor or affiliate of such Holder or to those participants set forth on Annex II to the Purchase Agreement) during the six-month period immediately succeeding the date hereof without the prior written consent of Welsh, Carson, Anderson & Stowe VIII, L.P., which will be granted or withheld in its sole commercially reasonable judgment.

3. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from the holder hereof reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Corporation will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

4. Persons Deemed Owners; Holders. The Corporation may deem and treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue. With respect to any Note at any time outstanding, the term “holder,” as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

5. Early Redemption.

(a) Upon Change of Control. The Corporation shall promptly notify the Holder of a Change of Control. Upon receipt of such notice, the Holder shall have the right during the 30 day period after receipt of such notice to require the Corporation, subject to the terms of the Subordination Agreement, to redeem any or all of this Note at a cash price equal to 100% of the principal amount of this Note, plus all accrued and unpaid interest as of the effective date of the Change of Control.

(b) Optional Prepayment by the Corporation. Prior to the date that is 360 days from February 9, 2004, the Corporation shall have the right, subject to the terms of the Subordination Agreement, to prepay in cash the outstanding principal amount of the Notes in whole or in part in increments of not less than $5,000,000 principal amount with all accrued and unpaid interest to the date of prepayment, at any time without premium or penalty, upon at least 3 Business Days’ notice of the date of prepayment. Prepayments shall be applied pro rata among the holders of the Notes based on the outstanding principal amounts thereof. From the date that is 360 days from February 9, 2004 through January 29, 2008, the Company shall have the right, subject to the terms of the Subordination Agreement, to prepay in cash the entire principal amount, and only the entire principal amount, of this Note with all accrued and unpaid interest to the date of prepayment, at any time, in cash in an amount equal to the entire outstanding principal amount, all accrued and unpaid interest to the date of prepayment, and the Make-Whole Premium, upon at least 3 Business Days’ notice of the date of prepayment. From and after January 30, 2008, the Corporation shall have the right, subject to the terms of the Subordination Agreement, to prepay in cash the entire principal amount, and only the entire principal amount, of this Note with all accrued and unpaid interest to the date of prepayment, at any time, in cash in an amount equal to 101% of the entire outstanding principal amount and all accrued and unpaid interest to the date of repayment, upon at least 3 Business Days’ notice of the date of prepayment. Except as provided in this Section 5, the Notes may not be prepaid.

For purposes of this Note, “Make-Whole Premium” shall mean the sum of (x) the sum of the present values of all remaining scheduled payments of interest on this Note and all PIK Notes required to be issued with respect to this Note and such PIK Notes through and including January 30, 2008 from the effective date of the proposed refinancing (the “Refinancing Date”) discounted semi-annually on each Interest Payment Date at a rate equal to the Treasury Rate plus 0.50%, based on a 360-day year of twelve 30-day months and (y) 1% of the principal amount of such Note.

For purposes of this Note, “Treasury Rate” means a per annum rate (expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the yield for U.S. Treasury securities as indicated by Bloomberg Financial Markets (page PX1 or the relevant page at the date of determination indicating such yields) (or, if such data ceases to be available, any publicly available source of similar market data) at approximately 10:00 A.M., New York city time, on the third Business Day prior to the Refinancing Date, and shall be the yield on the U.S. Treasury security having a constant maturity to January 30, 2008; provided, that if January 30, 2008 is not the maturity of a U.S. Treasury security, such yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the U.S. Treasury securities having constant maturities closest to January 30, 2008.

6. Notice of Prepayment and Other Notices. The Corporation shall give written notice of any prepayment of this Note pursuant to Section 5 not less than 3 Business Days prior to the date fixed for such prepayment. Such notice shall include a reasonably-detailed description of the consideration, if any, to be received by holders of Common Stock in connection with the related Change of Control, if applicable. Such notice of prepayment and all other notices to be given to any holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Corporation on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Corporation covenants and agrees that it will prepay, on the date therein fixed for prepayment, the entire principal amount hereof together with interest accrued hereon in cash in an amount determined pursuant to Section 5. Notwithstanding the foregoing, any such notice may specify that the obligation to make such prepayment is conditional upon the closing of the transaction requiring such prepayment, and no prepayment shall be required unless and until such transaction is consummated.

7. Interest and Premium After Date Fixed for Prepayment. If this Note is to be prepaid pursuant to Section 5 hereof, this Note shall (unless the provisions of the last sentence of Section 6 become applicable) cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for the purpose, the Corporation shall fail to pay this Note, in which event the principal amount of this Note, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue principal.

8. Surrender of Notes; Notation Thereon. As a condition to obtaining any payment of all or any portion of the principal amount of this Note, the Corporation may require the holder hereof to surrender this Note, and in such event the Corporation will execute and deliver at the expense of the Corporation, upon such surrender, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid.

9. Affirmative Covenants. The Corporation covenants and agrees that, so long as any Note shall be outstanding:

(a) Maintenance of Office. The Corporation will maintain an office or agency in Town and Country, Missouri (or such other place in the United States of America as the Corporation may designate in writing to the registered holder hereof), where the Notes may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Corporation in respect of the Notes may be served and where, at the option of the holders thereof, the Notes may be presented for payment. Until the Corporation otherwise notifies the holders of the Notes, said office shall be the principal office of the Corporation in Town and Country, Missouri.

(b) Payment of Taxes. The Corporation will promptly file all tax returns required to be filed in any jurisdiction and pay and discharge or cause to be paid and discharged, before the same shall become in default, all lawful taxes and assessments imposed upon the Corporation or any subsidiary or upon the income and profits of the Corporation or any subsidiary, or upon any property, real, personal or mixed, belonging to the Corporation or any subsidiary, or upon any part thereof by the United States or any State or locality thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim (i) so long as both (x) the Corporation has set aside adequate reserves for such tax, assessment, charge, levy or claim in accordance with GAAP on the books of the Corporation and (y) the Corporation shall be contesting the validity thereof on a timely basis in good faith by appropriate proceedings or the Corporation shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof or (ii) where the failure to pay or discharge would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Corporation and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(c) Corporate Existence. The Corporation will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect its corporate existence, rights and franchises under the laws of the United States or any State thereof; provided, however, that nothing in this subsection (c) shall prevent a consolidation or merger of, or a sale, transfer or disposition of all or any substantial part of the property and assets of, the Corporation, or the abandonment or termination of any rights or franchises of the Corporation, if such abandonment or termination is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

(d) Maintenance of Property. The Corporation will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition all significant properties of the Corporation used in the conduct of the business of the Corporation, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection (d) shall require the making of any repair or renewal or the continuance of the operation and maintenance of any property or the retention of any assets, if such action (or inaction) is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

(e) Insurance. The Corporation will keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and carry, with financially sound and reputable insurers, such other insurance (including, without limitation, liability insurance) in such amounts as are available at reasonable expense and to the extent believed necessary in the good faith business judgment of the Corporation.

(f) Keeping of Books. The Corporation will at all times keep proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

(g) Notice of Default. If any one or more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default under Section 12 shall occur, or if the holder of any Note shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Corporation shall immediately after it becomes aware that any such event would with or without notice or lapse of time or both constitute such an Event or that such demand has been made or that any such action has been taken, give notice to the holder of this Note, specifying the nature of such event or of such demand or action, as the case may be; provided, however, that if such event, in the good faith judgment of the Corporation, will be cured within ten Business Days after the Corporation has knowledge that such event would, with or without notice or lapse of time or both, constitute such an Event of Default, no such notice need be given if such Event of Default shall be cured within such ten-Business Day period.

(h) Information Covenants. The Corporation will furnish each Holder:

(i) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit;

(ii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year or the end of the fiscal year, as presented by the Corporation in the Company SEC Filings, all such financial information described above to be in reasonable form and detail, and accompanied by a certificate of an executive officer of the Corporation to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Corporation and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

(iii) Reports. Upon request of the Holder, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Corporation shall send to its shareholders; provided, however, that notwithstanding the foregoing, the Corporation will not furnish to any Holder any material non-public information regarding the Corporation unless such Holder shall have signed a confidentiality agreement reasonably acceptable to the Corporation agreeing to maintain such information confidential and to refrain from trading in the Common Stock until the Corporation has advised such Holder, or such Holder otherwise discovers, that such information has ceased to be material or has been disclosed to the public.

(j) At the request of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding (other than those owned beneficially or of record by Welsh, Carson, Anderson & Stowe VIII, L.P. or any of its affiliated investment limited partnerships or individuals that are affiliates thereof), the Corporation shall use commercially reasonable best efforts to obtain a cusip number for the Notes and take action necessary to have the Notes be DTC eligible (it being understood that a global note may be requested at the Holder’s expense); provided, that the Notes are otherwise DTC eligible (or would be eligible with immaterial changes, including any immaterial changes required by DTC in connection with the form of global note); and, further provided that the Corporation shall not be required to take any action that would in the Corporation’s reasonable judgment effect any material change to the terms of this Note.

10. Negative Covenants

(a) The Corporation shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends or make any distribution of or with respect to the Corporation’s capital stock (other than dividends or distributions payable solely in shares of capital stock or in options, warrants or other rights to acquire shares of capital stock or in options, warrants or other rights to acquire shares of such capital stock), or (ii) purchase, redeem or otherwise acquire for value any shares of capital stock of the Corporation other than (A) the repurchase, redemption or other acquisition of capital stock of the Corporation (or options, warrants or other rights to acquire capital stock of the Corporation) in exchange for, or out of the proceeds of a substantially concurrent offering of shares of capital stock of the Corporation; (B) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with consolidations, mergers or acquisitions; (C) the repurchase, redemption or other acquisition of Common Stock of the Corporation or any option or right to acquire shares of Common Stock of the Corporation owned by employees or former employees of the Corporation and its subsidiaries that were issued pursuant to stock option or similar plans approved by the Board of Directors of the Corporation; and (D) the payment of cash in lieu of fractional shares pursuant to the terms of the Corporation’s Series A Convertible Preferred Stock or warrants to purchase shares of the Corporation’s Common Stock; provided, however, that the foregoing restriction will terminate and be of no further force or effect, if the Holder declines a bona fide, irrevocable written offer open for at least five (5) Business Days for a refinancing with the Corporation or any third party in cash of the entire amount of the Holder’s Notes together with accrued and unpaid interest to the date of the consummation of the refinancing plus the Make-Whole Premium.

11. Modification by Holders; Waiver. The Corporation may, with the written consent of the holders of not less than 90% in principal amount of the Notes then outstanding, modify the terms and provisions of the Notes or the rights of the holders of the Notes or the obligations of the Corporation thereunder, and the observance by the Corporation of any term or provision of the Notes may be waived with the written consent of the holders of not less than 90% in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

(a) change the maturity of any Note or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce the amount or change the time of payment of premium payable on any prepayment thereof without the consent of the holder of each Note so affected; or

(b) change any term of Sections 5(a) or (b) or the definitions used in such sections; or

(c) give any Note any preference over any other Note; or

(d) reduce the applicable aforesaid percentages of Notes, the consent of the holders of which is required for any such modification.

Any such modification or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Corporation, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Corporation shall transmit a copy of such modification or waiver to all the holders of the Notes at the time outstanding.

12. Events of Default. If any one or more of the following events, herein called “Events of Default,” shall occur, for any reason whatsoever, and whether such occurrence shall, on the part of the Corporation, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority and such Event of Default shall be continuing:

(a) default shall be made in the payment of the principal of any Note or the premium thereon, if any, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(b) default shall be made in the payment of any installment of interest on any Note according to its terms when and as the same shall become due and payable and such default shall continue for a period of 15 days; or

(c) (i) commencement by the Corporation of a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) filing by the Corporation of a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, (iii) consenting by the Corporation to or failing to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applying by the Corporation for or consenting to, or failing to contest to, in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admitting by the Corporation in writing its inability to pay its debts as they become due, (vi) making a general assignment by the Corporation for the benefit of creditors, or (vii) taking any corporate action by the Corporation for the purpose of authorizing any of the foregoing; or

(d) the entry of a decree or order by any court of competent jurisdiction in respect of the Corporation granting (i) relief in any involuntary case under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) appointment of a trustee, receiver, custodian, liquidator or the like for the Corporation or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days; or

(e) a default by the Corporation of its obligations under Section 10(a) hereof shall have occurred and such default shall continue for 30 days;

then, the holder or holders of at least 66-2/3% in aggregate principal amount of the Notes at the time outstanding (other than those owned beneficially or of record by Welsh, Carson, Anderson & Stowe VIII, L.P. or any of its affiliated investment limited partnerships or individuals that are affiliates thereof) may, at its or their option (subject to the terms of the Subordination Agreement), by written notice to the Corporation, declare all the Notes to be, and all the Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law; provided, however, that, upon the occurrence and during the continuance of any of the events specified in subsections (a) or (b) of this Section 12, the holder of any Note at the time outstanding may, at its option by notice in writing to the Corporation, subject to the terms of the Subordination Agreement, declare any Note or Notes then held by it to be, and such Note or Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law.

Notwithstanding the foregoing, upon the occurrence and during the continuance of any of the events specified in subsections (c) and (d) of this Section 12, the Notes shall automatically, with no further action on the part of the Holder, be forthwith due and payable together with the interest accrued thereon.

At any time after any declaration of acceleration has been made as provided in this Section 12, the holders of at least 66 2/3% in principal amount of the Notes then outstanding (other than Notes owned beneficially or of record by Welsh, Carson, Anderson & Stowe VIII, L.P. or any of its affiliated investment limited partnerships or individuals that are affiliates thereof) may, by notice to the Corporation, rescind such declaration and its consequences if the Corporation has paid all overdue installments of interest on the Notes and all principal (and premium, if any) that has become due otherwise than by such declaration of acceleration; and all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Without limiting the foregoing, the Corporation hereby waives any right to trial by jury in any legal proceeding related in any way to this Note or the Notes and agrees that any such proceeding may, if the holder so elects, be brought and enforced in any state or, if applicable federal court, located in New York City in the Borough of Manhattan and the Corporation hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Corporation further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of Delaware, by registered mail addressed to it at its office or agency set forth in Section 19 for purposes of notices hereunder.

13. Suits for Enforcement. In case any one or more of the Events of Default specified in Section 12 of this Note shall happen and be continuing, the holder of this Note may, subject to the terms of the Subordination Agreement, proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or, subject to the terms of the Subordination Agreement, may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

In case of any default under any Note, the Corporation will pay to the holder thereof such amounts as shall be sufficient to cover the out-of-pocket costs and expenses of such holder due to said default, including, without limitation, collection costs and reasonable attorneys’ fees, to the extent actually incurred.

14. Remedies Cumulative. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15. Remedies Not Waived. No course of dealing between the Corporation and the holders of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holder of this Note.

16. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Corporation shall bind its successors and assigns, whether so expressed or not.

17. Governing Law. This Note shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

18. Headings. The headings of the Sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

19. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Corporation, to

SAVVIS Communications Corporation

12851 Worldgate Drive

Herndon, Virginia 20170

Fax: (703) 234-8315

Attention: Grier C. Raclin, Esq.

                  Ms. Nancy Bridgman Lysinger

with a copy to

Hogan & Hartson L.L.P.

875 Third Avenue

New York, New York 10022

Fax: (212) 918-3100

Attention: Christine M. Pallares, Esq.

if to the holder of this Note, to the address of record then on file with the Corporation or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

IN WITNESS WHEREOF, SAVVIS Communications Corporation has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.

SAVVIS COMMUNICATIONS CORPORATION

By
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